PSEG [LOGO]

                                             May 14, 1998


Public Service Enterprise Group Incorporated
80 Park Plaza
P.O. Box 1171
Newark, NJ 07101

          Re: $500,000,000 aggregate principal amount of Senior Debt Securities, Subordinated Debt Securities (the "Debt Securities") to be issued in one or more series by Public Service Enterprise Group Incorporated (the "Company"); Trust Preferred Securities (the "Preferred Securities") (the Debt Securities and the Preferred Securities being collectively, the "Securities") to be issued in one or more series by Enterprise Capital Trust II and Enterprise Capital Trust III (the "Trusts"); and Guarantees with respect to the Preferred Securities (the "Guarantees") and Deferrable Interest Subordinated Debentures (the "Subordinated Debentures") to be issued in one or more series by the Company.

Ladies and Gentlemen:

     I am Associate General Counsel of the Company and, in that capacity, I have represented the Company in connection with the proposed issuance, from time to time, by the Company of the Debt Securities and by the Trusts of the Preferred Securities and the execution and delivery by the Company of the Guarantees and the Subordinated Debentures related thereto. The Securities have an aggregate issue price not to exceed $500,000,000. The Debt Securities and the Subordinated Debentures will be issued under certain indentures (each, as supplemented from time to time, an "Indenture") between the Company and First Union National Bank as Trustee. All capitalized terms used herein unless defined herein shall have the meanings specified in the Registration Statement hereinafter described.

     I and/or attorneys working under my supervision have conducted such investigations of laws and regulations as I have deemed necessary or appropriate for the purpose of rendering the opinions hereinafter expressed.

     The opinions expressed below are based on the following assumptions:


Public Service Enterprise Group Incorporated

80 Park Plaza, Newark, New Jersey 07101-1171/Mailing Address: 80 Park Plaza, P.O. 1171, Newark, New Jersey 07101-1171 (201)430-6131 (201)430-5983 - Fax

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     (a) Each of the Trusts  have been duly  created  and are  validly  existing under the laws of the State of Delaware;

     (b) The combined Registration Statement on Form S-3 and Post-Effective Amendment No. 1 to Registration Statement No. 333-43241 (the "Registration Statement") filed by the Company and the Trusts with respect to the Securities will become effective;

     (c) The proposed transactions contemplated by the Registration Statement will be carried out on the basis set forth therein and in conformity with the authorizations, approvals, consents or exemptions under the securities laws of various states and other jurisdictions of the United States;

     (d) Prior to the issuance of any series of Debt Securities, an Indenture relating thereto will have been executed and delivered by the Company, and the Board of Directors of the Company, a committee thereof or the Sale and Pricing Committee of the Company ("Committee"), pursuant to delegated authority from such Board, will have authorized the issuance of, and established the terms of such series of Debt Securities.

     (e) Prior to the issuance by a Trust of any series of Preferred Securities, together with the issuance by the Company of related Guarantees and Subordinated
Debentures:

          (i) the depositor of the Trust will authorize the issuance of, and determine the terms of such series of Preferred Securities;

          (ii) an Indenture will have been executed and delivered by the Company, and the Board of Directors of the Company, a committee thereof or the Committee, pursuant to delegated authority from such Board, will have authorized the issuance of, and established the terms of the series of the Subordinated Debentures related to such series of Preferred Securities; and

          (iii) the Guarantee related to such series of Preferred Securities will have been executed and delivered by the Company in accordance with appropriate resolutions of the Board of Directors of the Company, a committee thereof or the Committee pursuant to such delegated authority.

     (f) Each Indenture and applicable Guarantee will have been qualified in accordance with the provisions of the Trust Indenture Act of 1939, as amended.

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     Based upon the foregoing and subject to the limitations herein, I am of the opinion that:

     1. The Company is a corporation duly organized and validly existing and authorized to exercise its corporate powers, rights and privileges under the laws of the State of New Jersey.

     2. When properly executed, authenticated and delivered as provided in the respective Indenture, the Debt Securities and the Subordinated Debentures, as the case may be, will be legally issued, valid and binding obligations of the Company.

     3. When properly executed and delivered by the Company, any Guarantee issued in connection with the issuance of a series Preferred Securities will be a valid and binding obligation of the Company.

     I express no opinions as to matters of law in jurisdictions other then the State of New Jersey. My opinions are rendered only with respect to the laws of the State of New Jersey which are currently in effect.

     This opinion does not cover the necessity of filings under the provisions of securities laws of any state in which the Debt Securities or the Preferred Securities may be sold.

     The opinions set forth above are subject, as to enforcement, to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.

     I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the references to me under the heading "Legal Matters" in the Prospectuses contained therein.


                                             Very truly yours,

                                             /s/ James T. Foran

                                             James T. Foran
                                             General Corporate Counsel